Exhibit 10.8
Consulting Agreement
     This Consulting Agreement (this “Agreement”) is entered into between ALLTEL Holding Corp. (“Newco”) and John J. Mueller (“Mueller”), who will serve under this Agreement as an independent contractor following completion of the pending merger of Newco and Valor Communications Group, Inc. (“Valor”) pursuant to the terms of the Agreement and Plan of Merger, dated as of December 8, 2005 (the “Merger Agreement”), among ALLTEL Corporation, Newco and Valor (the “Merger”). Following the Merger, Newco wishes to encourage Mueller’s future efforts on behalf of the combined organization resulting from the Merger (“Windstream”), contingent upon the consummation of the Merger and subject to the terms and conditions of this Agreement. This Agreement shall be binding on the successors of ALLTEL Holding Corp. and Valor (which successor resulting from the Merger is referred to herein as Windstream).
     The parties agree that Mueller will act as an advisor to the Chairman and to the CEO of Windstream commencing on the effective date of this Agreement, which will be the Effective Time, as defined in the Merger Agreement and which is likely to occur in mid-2006. This Agreement shall have a term of one year commencing on the effective date of this Agreement. This Agreement shall automatically terminate, without further action by the parties and shall be of no further force or effect, upon a termination of the Merger Agreement.
     The parties agree that solely for purposes of Section 7.2 and 9.1 of Mueller’s Employment Agreement with Valor dated as of February 14, 2005, as amended as of February 9, 2006 (the “Employment Agreement”), and not for purposes of any other plan or arrangement of Valor, Mueller’s employment shall be deemed to have terminated as of the effective time of this Agreement under the circumstances described in Section 7.1(d) of the Employment Agreement. Therefore, the provisions of Sections 9.1 and 9.5 of the Employment Agreement shall be superseded and replaced in their entirety by the provisions set forth in Exhibit B of the Employment Agreement. For purposes of interpreting the provisions of Sections 9.1 and 9.5 of Exhibit B to the Employment Agreement, the terms “Company” and “Companies” shall refer to Valor and its subsidiaries and affiliates immediately prior to the effective date of this Agreement. Nothing in this Agreement shall preclude or limit the ability of Mueller during the term of this Agreement to interview for or accept a position that will commence either during the term of this Agreement or following the expiration of this Agreement. If Mueller commences employment or other consulting, contracting or advisory services during the term of this Agreement, Mueller shall provide written notice to Windstream prior to the start date of commencement of such employment or activity.
     Newco and Windstream understand that such termination of Mueller’s employment and change of control will trigger the payment of severance benefits under the terms of the Employment Agreement and accelerate vesting of Mueller’s existing unvested equity awards under Mueller’s Restricted Stock Grant Agreement dated as of February 14, 2005. Those payments will be in addition to payments made by Windstream for the future consulting services Mueller will provide under this Agreement. Except as provided above with respect to Sections 9.1 and 9.5, this Agreement will not alter any continuing obligations of either party or the Company under the terms of the Employment Agreement.
     The scope of work will be as follows. From time to time during the term, Windstream may request that Mueller provide advice and counsel regarding business issues/business plans or strategy of Windstream in connection with Windstream’s operations. Mueller will work from his home in Dallas, Texas. If Mueller is required or requested to travel and/or incur any unusual or unanticipated expenses, Windstream agrees to pay all such reasonable expenses that Mueller incurs to meet Windstream’s needs including such items as travel, lodging, meals, entertainment, transportation or similar business expenses. Mueller will submit all such expenses to Windstream for approval. Windstream also agrees to pay Mueller an amount of $1,500 per month for the purpose of covering ongoing expenses that are expected to be incurred by Mueller in the performance of his services under this Agreement. Windstream will remit the foregoing monthly amount to Mueller no less frequently than monthly in accordance with payment procedures to be agreed upon by Mueller and Windstream.
     In consideration for Mueller’s work, in addition to the expense reimbursement and monthly payment described above, Windstream agrees to pay to Mueller an annual consulting fee of $500,000 payable as follows: $250,000 payable within 15 days of the effective date of this Agreement, and $250,000 payable on the sixth month anniversary of the effective date of this Agreement but in any event no later than March 15, 2007. Notwithstanding anything contained herein to the contrary, Windstream shall not be obligated to make any payment or provide any benefit under this Agreement (i) unless Mueller first executes a release in substantially the form attached as Exhibit A to his Employment Agreement, and (ii) to the extent such payment or benefit is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of his termination of employment, such revocation period has expired.
     The parties acknowledge and agree that the payments to Mueller under this Agreement are made exclusively in exchange for the future covenants of, and services to be rendered by, Mueller after the Effective Time.
     Mueller acknowledges that the execution of this Agreement does not impact or change in any way Mueller’s continuing contractual, legal or fiduciary obligations owed to Valor prior to the effective date of this Agreement.
     To the extent applicable, the parties intend that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of Mueller under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment shall be negotiated in good faith by the parties and shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code).
     Except for the automatic termination provided for above, it may not be modified or terminated except in writing signed by the parties. This Agreement may be executed in counterparts. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. Newco shall have the right to deduct from all payments made under this Agreement any federal, state, local, foreign or other taxes which are required to be withheld with respect to such payments. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.
     This Agreement is executed as of the 1st day of May, 2006.

ALLTEL HOLDING CORP.		JOHN J. MUELLER

By:	/s/ Jeffery R. Gardner	/s/ John J. Mueller

Name: Jeffery R. Gardner		Name: John J. Mueller
Title: Chief Executive Officer